MANUFACTURING AGREEMENT
by and between
MICROS SYSTEMS, INC.
and
GES SINGAPORE PTE LTD

This Agreement is entered into this 6th day of - November, 2002, by and between Micros Systems, Inc., a Maryland, USA, corporation having a place of business at 7031 Columbia Gateway Drive, Columbia, MD 21046, USA ("Buyer") and GES Singapore Pte Ltd. , a Singapore corporation, having a place of business at 28 Marsiling Lane, Singapore 739152 ("Seller").

1. **TERM OF AGREEMENT**. The term of this Agreement ("Term") shall commence on 6th November, 2002 and expire on 5th November , 2003 (twelve months after the commencement). If neither party to this Agreement gives written notice to the other at least three (3) months prior to an expiration date, this Agreement shall automatically be renewed for successive twelve-month periods, unless terminated in accordance with Section 13 or Section 16 hereof. All existing terms and conditions shall remain the same in any renewal period, unless specifically modified by the parties in a written amendment to this Agreement.

2. **STATEMENT OF WORK.**

2.1 Buyer agrees that Seller shall be a manufacturer of Products, as defined in purchase orders (which may be amended from time to time upon the mutual agreement of the parties), for the Term, on the terms and conditions stated herein. Seller acknowledges and agrees that it may not be the sole or exclusive manufacturer of Products for Buyer, or of products similar to or competitive with the Products that it is manufacturing for Buyer.

2.2 Seller agrees to assemble, test, inspect, package for delivery and sell the Products only to Buyer as described in this Agreement, and Buyer agrees to purchase the Products in accordance with the terms and subject to the conditions of this Agreement. Seller acknowledges and agrees that, subject to the requirements of section 3 (pertaining to forecasts and firm purchase orders), Buyer is not guaranteeing to Seller any minimum volume or revenue from its performance under this Agreement. Seller will not under any conditions sell or provide Buyer Products to any other person or entity, except at the express direction of Buyer, and will not use Buyer's confidential information, trade secrets, or experience or know-how specific to the production of Products in the manufacture of products for other buyers.

2.3 Seller shall make available to Buyer all necessary manufacturing, testing, inspection, and other information required in the qualification, monitoring, and performance of the manufacturing process.

2.4 Seller shall purchase parts and material for Products only from Buyer's approved vendor list ("AVL"), which Seller and Buyer shall develop jointly. The parties may modify the AVL from time to time, and the parties shall acknowledge all changes to the AVL by a signed

writing or by an e-mail from a party's Authorized Representative (defined in section 14). Seller shall advise Buyer promptly of any reasonable inability to purchase parts of materials from an approved vendor, whether as the result of the manufacturer ceasing to produce a particular item or otherwise.

2.5. Upon request from Buyer, Seller will provide assistance to other third party manufacturers of Product. Buyer will reimburse Seller for any reasonable out-of-pocket expenses that Seller incurs in providing such assistance, which will not include payment of salary or other time-based fees. Such charges must be agreed upon in writing before Seller provides any third party assistance

3. FORECAST & ORDERS

3.1 Upon execution of this Agreement, and every month thereafter, Buyer shall provide Seller with a nine (9) month rolling forecast. Subject to sections 4 and 5 of this Agreement, Buyer will supply Seller with firm Purchase Orders absorbing the first three-month period of each rolling forecast (i.e., for forecasts after the initial forecast, Buyer will issue supplemental or additional Purchase Orders covering the newly-added month).

3.2 Forecasts are for planning purposes only, and are not binding. Buyer will update Forecasts at least monthly and provide a rolling nine (9) month forecast with the first 3 months of the rolling forecast supported by the Firm Purchase Order (FPO), which is defined in paragraph 3.1. Upon receipt of the Forecast, Seller will develop product supply plans, master production schedules, and material requirements planning activities to meet the product forecast and Standard Intervals.

3.3 Except for Long Lead-Time Components, non-cancelable/non-returnable components ("NCNR") and Minimum Order Quantity ("MOQ") Components, Seller will plan, but not commit resources required to meet the nine (9) month rolling Forecast. Seller will provide Buyer with a list of Long Lead-Time, NCNR and MOQ Components on an on-going basis to permit Buyer to review the items and the quantities being acquired and stored. Buyer shall review and not unreasonably withhold or delay its authorization of the list of Long Lead-Time, NCNR and MOQ Components. Seller will utilize the Forecast to identify Long Lead-Time, NCNR and/or MOQ Components issues and capacity constraints. Provided that Seller only orders components within their lead time or MOQ requirements, Buyer authorizes Seller to order Long Lead-Time, NCNR and MOQ Components from the approved list. Additionally, with Buyer's prior written consent, Seller may also purchase materials in excess of that necessary for the FPO, if such quantities result in a lower price than the price would be if Seller only ordered in amounts necessary to meet the FPO.

3.4 The nine (9) month rolling Forecast will represent the products and quantity by month. For example:

[Product name/code] [100 March, 100 April, 100 May, etc.]

[Product name/code] [200 March, 300 April, 400 May, etc.]

3.5 Placement/Acceptance of Firm Purchase Orders. On a monthly basis Buyer will issue Firm Purchase Orders covering three calendar months. Firm Purchase Orders will be provided by Buyer and represent quantity of product required for the next ninety (90) days, for example:

[Product name/code] [100 March, 100 April, 100 May, etc.]
[Product name/code] [100 March, 100 April, 100 May, etc.]

Pursuant to this Section 3, Buyer shall issue Firm Purchase Orders ("Purchase Orders") signed by or sent by an Authorized Representative of Buyer. Firm Purchase Orders may be in writing, or transmitted by e-mail (if sent by an Authorized Representative of Buyer). All Purchase Orders will contain, at a minimum, the following information; ship-to-address, Buyer's purchase order number, Product or service description, unit, and extended price. Buyer will issue a shipping order to Seller with instructions on quantity of goods to be shipped and method of shipment. Buyer shall use best efforts to provide shipment details to Seller two weeks prior to actual ship date.

3.6 Seller shall keep a minimum of two (2) weeks of Buyer's average forecast in Products that are complete and ready for shipment ("Finished Goods"). The entire Finished Goods quantity shall be available for shipment at the beginning of each month. In addition, Seller shall maintain up to two (2) months of Products in the process of being completed ("WIP") (based upon Buyer's forecast) at all times. Seller shall also maintain a reasonably adequate inventory of raw materials and components sufficient to meet its manufacturing and repair obligations hereunder.

3.7 Each Purchase Order shall become effective and binding on Seller only upon the written acceptance of the Seller, and Seller shall use best efforts to review and accept Purchase Orders within ten (10) days after Seller's receipt of the Purchase Order. Buyer will issue one Purchase Order against each particular assembly. Releases to individual Purchase Order(s) will be made via e-mail or fax. An acknowledgment for either is required.

Seller shall use its best efforts to ship product to Buyer within [2 business days] from time of receipt of shipment release (as advised by Buyer). Product(s) shall be delivered to Buyer or a location that Buyer designates in accordance with required delivery dates as specified on Buyer's Purchase Orders. Upon learning of any likely delays, Seller will immediately notify Buyer in writing or by e-mail as to the cause and probable length of such delay. If the Products are not available on the scheduled ship date due to Seller's direct negligence or intentional act, Seller will pay for associated expedited costs (if any) for the production or delivery of alternate or replacement Products to meet the originally scheduled delivery date. Buyer will provide Seller with a detailed list specifying the shipping charges incurred by Buyer as a result of Seller's noncompliance, the date such shipping charges were incurred and the specified noncompliance event. Deliveries that are late as a result of Force Majeure (defined in section 18.2) shall not be

included in the foregoing determination, provided that Seller uses commercially reasonable efforts to deliver the items as soon as practical upon the conclusion of the Force Majeure event.

Notwithstanding anything to the contrary contained herein, in no event shall Seller's aggregate liability or obligations to Buyer pursuant to this Section 3.7 [for reimbursement of expediting costs and additional shipping expenses] exceed the aggregate purchase price paid by Buyer to Seller for the portion of the Products or Parts that are the subject of any noncompliance event pursuant to this Section 3.7.

3.8 Purchase Orders and other communications from Buyer are valid only if signed by an officer of Buyer or by a designated employee of Buyer (collectively, "Authorized Representatives"). Buyer will advise Seller of which non-officer employees have been designated to have this authority, and will use reasonable efforts to advise Seller promptly of any changes to the list of Authorized Representatives.

4. SCHEDULE INCREASES/PULL-INS

4.1 Seller shall use commercially reasonable efforts to accommodate any reschedule request, subject in each case to material availability, available capacity and other factors impacting the manufacturing process.

4.2 Buyer may at any time request delivery of a product on an earlier date. Both parties shall use commercially reasonable efforts to accommodate such requests. Acceptance of products delivered in advance in accordance with Buyer's request constitute Buyer's agreement to pay the corresponding invoice as well as any incremental overtime or material expediting charges incurred by Seller. Buyer must authorize such incremental charges in writing, if any, before Seller implements the expedited delivery request. Seller shall use best efforts to provided Buyer with the anticipated amounts of incremental charges within 3 business days of Buyer's request. Incremental charges, if any, will apply to quantities that exceed established Finished Good levels (as outlined within Section 3.6). Incremental charges (if any) relating to labor (including, without limitation, overtime) will be waived if Seller is notified of a volume increase (which exceeds Finished Goods safety stock) (2) months before the request date. In the event that any quantity arising from increases in pull-ins exceeds the two weeks Finished Goods inventory, Buyer and Seller shall agree in writing on the shipment dates for the increases.

4.3 Buyer reserves the right to reschedule deliveries on Product(s) under purchase orders in accordance with the following schedule :

00 – 45 days	0% can be rescheduled. Total volume is firm. Mix changes (i.e., substituting different models of the same Product) are acceptable with thirty (30) days' notice to Seller.

46 – 60 days	25% of total volume can be rescheduled one time per Purchase Order for a maximum reschedule of sixty (60) days from the original delivery date acknowledged by Seller.
61 - 90 days	50% of total volume can be rescheduled one time per Purchase Order for a maximum reschedule of sixty (60) days from the original delivery date acknowledged by Seller.

5. SCHEDULE DECREASE/PUSH-OUT AND CANCELLATIONS

5.1 Cancellations. Upon complete Product cancellation by Buyer, the Buyer shall purchase from Seller all WIP, any Finished Goods and all raw materials then held by Seller in accordance with the terms of this Agreement.

5.2 In addition to section 5.1, the Buyer is responsible for all excess raw material procured by Seller in support of the then-current 3 month-Firm Purchase Orders and any other. Buyer approved materials, provided that Seller has first attempted to return excess material to its suppliers or to use the excess material for the benefit of other buyers. Seller shall attempt to return minimum or partially used packages to the supplier, or to use the items for the benefit of other buyers, before the foregoing purchase obligation applies. Seller shall use its best commercial efforts to return excess material and/or minimum or partially used packages to its suppliers/distributors during the 60 days immediately following notice of complete Product cancellation; Buyer's purchase obligation under this section shall apply to any items not returned during the foregoing 60-day period despite Seller's best commercial efforts.

5.3 Schedule Decreases/Push-Outs. Excess material accumulated due to Buyer's reduced Firm Purchase Orders and any Buyer approved materials forecast shall be held by Seller for a period of time not to exceed a period of [three (3) months. After a period of three months Seller shall disposition excess materials based on Buyer's written instructions. Seller shall provide Buyer with an excess material report monthly.

5.4 Obsolete material (material no longer active on current bill of materials ("BOM")) shall be transferred to Buyer within a period of sixty (60) days of the product becoming obsolete, whether as the result of Buyer's decision to cease using the particular item, or as the result of the manufacturer ceasing to produce the particular item, or otherwise. Seller shall (a) give prompt notice to Buyer of any parts or components used in the Products that it learns are at or will soon thereafter reach the end of their life cycle, (b) work with Buyer to develop an appropriate strategy and response when it learns that a part or component is at or soon will reach the end of its life cycle, and (c) develop a process for periodic monitoring of the status of necessary parts and components used in the Buyer's design, and for reporting to Buyer the results of such monitoring.

5.5 Excess and Obsolete ("E&O") Inventory is defined as follows: Excess inventory is inventory on-hand in excess of Firm Purchase Order plus an additional 2 months of Forecasts. Obsolete inventory is inventory for which a need has been reduced to zero through engineering changes and/or feature discontinuation.

E&O Management. Buyer will undertake commercially reasonable efforts to mitigate E&O through available channels through product or parts sale or other disposition.

Reporting. Seller shall, on a monthly basis, provide to Buyer a listing of all raw material inventory Seller is holding for Buyer. The report will list by part: (a) all raw material inventory on hand (b) all raw material inventory on order, (c) the current gross requirements per the most recent FPO or Purchase Order, as the case may be, (d) the excess quantities on hand, (e) an extended dollar value to the inventory and (f) the excess quantities on order,

E&O Status Caused by Buyer. The parties agree that an items' E&O status shall be deemed to be caused by Buyer if it results from: (a) program cancellation or unique configuration changes (in either case when initiated by Buyer); (b) Product design changes (when initiated by Buyer); or (c) a Firm Purchase Order or a Purchase Order variance, which is specifically requested by Buyer. Such items are "Buyer E&O items." Notwithstanding the fact that Buyer may have authorized the purchase of Long Lead-Time, MOQ components or purchase of materials in excess of FPO, such materials shall not constitute E&O inventory unless it is caused by situations set out in (a) to (c) in this paragraph

E&O Status Caused by Seller. The parties agree that an items' E&O status shall be deemed to be caused by Seller if it results from (a) Seller Engineering design shortfall giving rise to configuration changes, (b) program or design changes initiated by Seller, or (c) Seller's acquisition of materials or production of items in excess of that required by the terms of this Agreement and/or Buyer's purchase orders. Such items are "Seller E&O items."

Monthly Settlement Process. Each month, Seller will review with Buyer the current Buyer E&O items inventory.

For Buyer E&O items that cannot reasonably be reused, returned, or absorbed, Buyer will pay Seller a carrying charge per month for warehousing such Buyer E&O items inventory that will not exceed 1.25% of the purchase price of the items. The charge period will begin 10 business days after notification by Seller to Buyer of the Buyer E&O items inventory. Seller agrees to hold this Buyer E&O items inventory 30 days from notification before Buyer is responsible to pay for these items at actual cost and take possession of these items or direct Seller as to their disposition.

If Buyer requests Seller's assistance in disposing of Buyer E&O Items, Seller and Buyer will agree on the appropriate disposition process. Unless otherwise agreed by the parties at the time, Buyer will receive 95% of the proceeds and Seller will receive 5% on Buyer E&O Items disposed by Seller on Buyer's behalf.

Seller shall be responsible for Seller's caused E&O and, unless otherwise agreed by the parties at the time, Seller shall receive 100% of proceeds arising from the disposition of Seller's E&O.

6. PRICING

6.1 Buyer and Seller shall review pricing at least once every [3] months during the term of this Agreement. Phase in on price reductions or price increases will be determined based upon current inventory position. Each party will use reasonable efforts to seek cost reductions, and each party acknowledges that market conditions may result in the need for price increases. The parties agree to negotiate and work together in good faith to achieve cost reductions and to avoid price increases. Seller will make available to Buyer, one week before pricing review, a revised cost breakdown including costed Bill of Material and labor cost. During price review sessions, Buyer and Seller shall agree on the effective date of new pricing. Seller agrees to use best commercial efforts to implement Buyer-arranged cost reductions.

Buyer recognizes that higher material cost, which is known to affect the overall industry and which is beyond Seller's reasonable control, such as an epidemic shortage of specific components, may create a sudden and unexpected burden on the parties hereto. The parties hereto agree to address occurrences of higher material cost such as described herein and adjust the price once Seller's inventory of the lower-priced item is exhausted. Component procurement that exceeds 10% of the standard cost of an item requires the approval of Buyer, which approval will not be unreasonably withheld, before placement of order. Seller shall advise Buyer on when Seller anticipates implementing such a price increase. Buyer will respond promptly to any such notice of price increase.

Seller shall be entitled to 100% of each price reduction, whether initiated by Buyer or Seller for a period of 90 days commencing from first day of implementation of the new reduced pricing, and Buyer shall be entitled to 100% of such price reductions thereafter.

6.2 If Buyer requests that Seller provide prototypes & tooling for Engineering Verification Test ("EVT")/ Design Verification Test ("DVT")/Manufacturing Verification Test ("MVT"), then Buyer and Seller will mutually agree to rates to be charged for EVT/MVT/DVT and any accompanying NRE cost, if appropriate. Seller shall not provide any such goods or services absent prior agreement with Buyer as to fees, schedule, and other related terms.

6.3 Engineering changes shall be set forth in written engineering change orders "ECOs") furnished by Buyer to Seller. Seller shall evaluate the ECO for cost and/or schedule impact, based on Buyer's indicated ECO implementation requirements. Seller shall advise Buyer in writing and within five (5) business days of the date of ECO receipt of all potential price and/or schedule impacts that would result from implementation of the ECO. Seller shall not commence implementation of engineering changes that have a price and/or schedule impact until Seller receives written approval from Buyer or e-mail from a Buyer's Authorized Representative authorizing Seller to commence implementation. Seller shall acknowledge to a Buyers'

Authorized Representative that the ECO has been received. The acknowledgement will be either via fax or e-mail. Unless otherwise agreed at the time, ECO implementations will ordinarily occur in accordance with one of the ECO dispositions indicated in the following subsections:

6.3.1 UAI (use as is) dispositions shall be implemented upon exhaustion of affected inventory immediately following the effective date of the ECO and shall not have applicable rework or excess inventory charges.

6.3.2. P/I (phase in) dispositions shall be implemented upon the next scheduled production run immediately following the effective date of the ECO.

6.3.3 RWK (rework) dispositions shall be implemented immediately following the effective date of the ECO and are applicable to all affected inventory (i.e., WIP, FGI and Safety Stock) regardless of processing state.

6.4. Seller shall not make design or component part changes to Product(s) manufactured for Buyer without submitting a written Request for Change ("RFC") notice and Buyer approving the changes and Buyer will not unreasonably reject such changes. Buyer will review Seller's RFC and shall consider the feasibility of all proposed changes. Within [14] days of receipt of Seller's RFC, Buyer will furnish to Seller a written response regarding the proposed changes, including its willingness to implement the change, and the time schedule required for implementation if appropriate.

7. DELIVERY/TITLE/STORAGE

7.1 Seller shall package each Product according to written specifications supplied by the Seller and approved by the Buyer. All shipments will be EXW Singapore (as defined in Incoterms 2000). Seller shall load shipments at its expense and risk. Incoterms 2000 do not otherwise apply to either party's performance or obligations under this Agreement. A packing list will accompany each shipment. Seller and Buyer agree to work towards enhanced EDX capabilities at Seller and Buyer's shared cost. Seller agrees to provide drop shipment services to Buyer at no additional costs, providing no additional configuration labor is required as the result of a drop shipment.

8. PAYMENT TERMS

8.1 Payments shall be made in U.S. dollars, net thirty (30) days from date of invoice and wire transferred to the following address (for account of GES Singapore Pte Ltd.)

Account details:
DBS BANK
SHENTON WAY BRANCH
6 SHENTON WAY
DBS BUILDING
Singapore 068809
ACU (for USD wire) account no. **0001-001291-01-0**

Other relevant information such as

DBS agent bank :
The Bank of New York, New York,
ABA NO. 0001
for account of DBS Bank Ltd., Singapore, CHIPS UID 034675

Buyer shall instruct remitting bank to send **MT100** (bank message) to DBS advising each transfer.

Seller shall investigate the possibility of opening and maintaining a U.S.-based bank account for purposes of Buyer making payments in connection with this Agreement. If Seller determines that such is feasible and practical, Seller promptly shall open a U.S.-based bank account; in such event, Buyer may make payments hereunder by transmitting funds, by wire or by check at Buyer's discretion, to that U.S.-based bank account.

With respect to any payments that are payable by Buyer to Seller, any amount that is not paid by the due date as set out above, will bear interest at the rate of one and one half percent (1.5%) per month from the due date until payment is received by Seller in full, provided always that any invoice or portion thereof subject to a good faith dispute shall not carry any late payment charge on the disputed portion thereof.

8.2 If Buyer disputes reasonably and in good faith the amount due pursuant to any invoice, the Buyer may only withhold payment of the amount in dispute, if the Seller is notified in writing of the dispute in question within thirty (30) days of receipt of the subject invoice. Otherwise, payment shall be made in full as required by this Section.

8.3 Each party shall refund any disputed amount already paid to the other party after receipt of satisfactory supporting evidence. In no case shall any adjustment, refund, or credit be issued for any items after three (3) months following the original date of the subject invoice, unless such items are called to the attention of the Seller in writing within) three (3) months following the original date of the subject invoice or are as a result of defects covered under Warranty in Section 10.

8.4 All invoices will be in writing and contain, at a minimum, the following information; Buyer's invoice and ship-to-address, Buyer's purchase order number, Product or service description, quantity of goods shipped, unit and extended price, and method of shipment.

8.5 Taxes. Unless otherwise stated, Product and Part prices and services do not include applicable Goods and Services Tax or any other similar tax in Singapore, or any foreign federal, state or local sales, use, property, excise, value added or similar taxes that may be levied upon Seller as a result of sale or shipment of any Product or Part under this Agreement [but excluding taxes on Seller's income]. Any and all such taxes, when applicable, and including but not limited to goods and service tax payable by Seller for the supply of Products and Parts to Buyer, will be assumed and paid by Buyer in accordance with the provisions of section 8.1 and subject to the requirements of applicable law. Buyer shall render such assistance, if applicable and if requested by Seller, as may be necessary for Seller to claim zero-rating in respect of such Products and Parts including but not limited to giving Seller the export documentation relating to all Products and Parts delivered to Buyer.

9. PRODUCT QUALITY STANDARDS; BUYER'S REMEDY FOR NON-CONFORMANCE

9.1 Buyer and Seller hereby agree to mutually establish the standards of Product quality ("Quality Standards"). The parties shall also mutually establish suitable processes and procedures for inspection of Products by Buyer upon receipt thereof herein ("Incoming Inspection"). Products will be built to the latest issue of the following industry and workmanship standards;

9.1.1 IPC-A-610 Class 2 (Acceptability of Electronic Assemblies)

9.1.2 IPC-S-815 Class 2 (SMT-Acceptability of Electronic Assemblies)

9.1.3 IPC-R-700 (Guidelines for modification and repair of PCB's and Assemblies)

9.1.4. IPC-A-600 (Acceptability of Printed Boards)

The parties may, by agreement, adopt additional Product quality standards, and will reference any such in a document signed by both parties.

9.2 Before each shipment of Products to the Buyer, Seller shall perform quality control tests to determine compliance with the Quality Standards and such other criteria as the parties may agree upon. The parties will develop testing procedures and criteria, which will be embodied in a written document, and may be amended from time to time by agreement of the parties. Buyer may inspect Seller's manufacturing and quality control facilities at any reasonable time upon advance notice. Upon request, Seller will provide Buyer with access and copies of Seller's quality control documentation applicable to Products in process and previously shipped to Buyer.

Buyer's personnel shall comply with Seller's security and safety regulations while on Seller's premises.

9.3. All Products ordered by Buyer pursuant to this Agreement shall be subject to an Incoming Inspection by Buyer at the Products' destination or at the Seller's facilities; as determined by Buyer. The Buyer shall accept all Products that pass such Incoming Inspection. Upon discovery of non-conforming Products, Buyer shall supply Seller with written or e-mail notice (delivered by a Buyer's Authorized Representative) of such rejection which shall include a statement of the specific discrepancies identified.

9.4 Upon receipt of notice of rejection, Seller shall, within two (2) business days of such notice of rejection, either:

9.4.1 Provide Buyer with a RMA number authorizing the Buyer to return such rejected Products to Seller for credit at Buyer's expense and pursuant to which Buyer may designate a carrier and method of shipment, or

9.4.2 Replace such rejected Products and request Buyer to dispose of such rejected Products at Sellers cost.

9.5 <u>RMA Process</u>. If Seller elects to provide Buyer with an RMA number, Buyer shall ship the rejected Products to the Seller within twenty (20) business days of receipt of the RMA number. Seller shall, within twenty (20) business days of receipt of the Product, repair or replace such Product, and return it to the Buyer. Seller agrees to accept RMA for Dead on Arrival ("DOA") Products within six months of original ship date. Repaired or replaced Product(s) will be returned in "like-new" condition. Buyer will pay freight for items returned to seller (FOB Seller). Seller will pay freight for items returned to Buyer (FOB Buyer).

If Seller receives the rejected Products from Buyer and determines, by means of performance of additional Quality Control Tests on the rejected Products and/or other evidence that the alleged defects in the Products are not result of Seller's failure to meet the applicable Quality Standards or are not within the scope of the applicable warranty, Seller shall provide Buyer a quote for replacement or repair of the unit (to include a time estimate for the replacement or repair). Upon Buyer's disapproval of quote, Seller will return the item to Buyer, at Buyer's expense. All associated freight costs for non-warranty repair shall be the Buyer's responsibility. Upon approval of the quote, Seller shall perform the agreed services at the agreed rates and in accordance with the agreed schedule.

9.6 <u>Mail-In Warranty Repairs</u>. If Buyer or a third party sends warranty repairs to Seller, the returned Product will either be repaired or replaced within 10 business days of receipt of product at the expense of Seller. Buyer or the third party will pay freight to Seller for items returned to Seller (FOB Seller). Seller will pay freight for items returned to Buyer or third party (FOB Buyer or third party).

If Seller receives the rejected Products from Buyer or third party and determines, by means of performance of additional Quality Control Tests on the rejected Products and/or other documentable evidence, that the alleged defects in the Products are not the result of failure to meet the applicable Quality Standards on the part of the Seller,) or are not within the scope of the applicable warranty, then Seller shall provide a quote for replacement or repair of the item (to include a time estimate for the replacement or repair). Upon Buyer or third party approval of quote (as appropriate), Seller will repair or replace the Product (as applicable) in accordance with the agreed schedule, and Seller shall invoice Buyer or third party (as appropriate) for the services performed. Upon disapproval of the quote, the item will be shipped back to the Buyer or third party (as appropriate). All associated freight costs for non-warranty repair shall be the responsibility of Buyer or third party (as appropriate). Seller reserves the right to charge Buyer a mutually agreed-upon fee if over the course of any twelve-month term, Seller's diagnosis of units submitted for warranty repairs in accordance with this section 9 indicates a material and substantial number of items being submitted with no defect of problem found; the fee is intended to reimburse Seller for its actual costs in making the non-trouble-found diagnoses.

9.7 Seller currently has ISO 9002 certification in respect of manufacturing. Seller shall maintain its ISO 9002 certification until it obtains ISO9001:2002 certification, which it shall use all reasonable efforts to obtain by May 31, 2003. Seller shall maintain not less than ISO 9002 (or, effective as of June 1, 2003, ISO 9001:2002 certification) or any subsequent revision thereof in respect of manufacturing at all times throughout the term of this Agreement.

9.8 Seller agrees that all Products will be free from external cosmetic defects. The foregoing guarantee does not preclude the presence of cosmetic defects reasonably unavoidable in the manufacturing process, or cosmetic defects discernible only through use of magnification, special equipment, or special lighting.

10. WARRANTY

10.1 Standard Warranty by Seller. Refer to Exhibits II and III for exclusions. Seller will have warranty repair capabilities within the US, Europe and Asia. The following warranties for Products are in lieu of all conditions or warranties, express (except as to any warranties expressly stated anywhere in this Agreement) or implied, including, but not limited to, any implied conditions or warranties of merchantability or fitness for a particular purpose on the part of the Seller. Seller warrants to Buyer as follows:

10.1.1 Seller warrants that upon delivery and for a period of seventeen (17) months following shipment of Product by Buyer such Product will perform in substantial accordance with its specifications and be free from workmanship and material defects according to the agreed Quality Control Standards. Buyer has the option, subject to Seller's agreement, to increase warranty to a twenty-nine (29) month period at an additional cost to be agreed between both parties.

10.1.2 Upon sale and delivery to Buyer, and payment in full therefor by Buyer, Buyer will have good title to the Products, free and clear of any liens, claims, or encumbrances of any kind.

10.1.3 The Products, when unmodified and when used in accordance with the agreed Product specifications, will not infringe the patent, copyright, or other intellectual property rights of any third party. Seller has ownership or license rights to all required patents or copyrights necessary in the design and manufacture of the Products.

10.2 Warranty by Buyer. Buyer warrants that, at the time of delivery of consigned materials and tools (as defined in Section 12 hereof) to Seller, Buyer has legal rights to the consigned materials and tools. Unless otherwise expressed in this Agreement, the foregoing constitute Buyer's sole and exclusive warranty to Seller, and Buyer expressly disclaims any other express, implied, or statutory warranties, including warranties of merchantability, fitness for a particular purpose, non-infringement, accuracy, or use. Except as may be expressly stated in this Agreement, Buyer does not make and expressly disclaims any warranties or representations in respect of its or any other party's proprietary rights in any items provided by it to Seller under this Agreement for Seller's use hereunder. Buyer's sole obligation and Seller's sole right in case of a breach of the foregoing warranties shall be for Buyer to repair or replace the affected items.

10.3 Seller warrants to Buyer that the manufacturing services will conform to Buyer's applicable specifications at the time of delivery of the Products.

10.4 Seller warrants that it has the right, power, and authority to enter into this Agreement and to perform its obligations hereunder, and that its entry into this Agreement has been duly authorized by all necessary corporate action. This Agreement is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally. Neither the Seller's entry into this Agreement nor its performance hereunder will violate or require any consent or filing under (A) any law or regulations, (B) any judgement or court order, (C) the Seller's corporate charter or by-laws, or (D) any contract or agreement to which the Seller is a party.

Buyer warrants that it has the right, power, and authority to enter into this Agreement to perform its obligations hereunder, and that its entry into this Agreement has been duly authorized by all necessary corporate action. This Agreement is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally. Neither the Buyer's entry into this Agreement nor its performance hereunder will violate or require any consent or filing under (A) any law or regulations, (B) any judgement or court order, (C) the Seller's corporate charter or by-laws, or (D) any contract or agreement to which the Buyer is a party.

10.5 Each party will comply with all applicable laws, regulations, and ordinances in the performance of its obligations hereunder.

10.6 Seller shall indemnify and hold harmless Buyer, its affiliates, officers, directors, shareholders, and employees from all liabilities, claims of liability, or expenses (including attorney's fees) arising or resulting from (A) Seller's breach of an express warranty in this Agreement, (B) a third party's assertion that a Product infringes upon an intellectual property or privacy right held by such third party (C) personal injury or property damage resulting from use of the Products (except to the extend the claim is the direct result of Buyer's negligence or intentional act), or (D) any claims by Seller's employees against Buyer.

10.7 No Implied Warranties. There are no warranties other than those set forth therein and all terms, conditions, warranties, undertakings and representations implied by statute, common law, custom, trade usage or otherwise are hereby wholly and expressly excluded, including, but not limited to any implied warranty of fitness for a particular purpose or any implied warranty of merchantability.

10.8. Product Liability Indemnification. To the extent that a third party claim for personal injury or physical property damage is based on Seller's compliance with Buyer's design or specifications, Buyer will defend at its expense and indemnify Seller, its customers, employees, directors, contractors and affiliates for any actual or threatened claims, suits, costs (including reasonable attorney's fees), losses or damages ("Seller's Loss") based on personal injury or physical property damage caused by the Products or Parts. Seller shall give Buyer 1) prompt written notice of the Seller's Loss; 2) all requested information about any Seller's Loss; 3) reasonable cooperation and assistance; and 4) sole authority to defend or settle any claim so long as (a) there is no finding or admission of any violation of any law or regulation or (b) the sole relief provided is monetary damages. Buyer will keep Seller informed of the progress of the claim and will confer with Seller on strategies for the defense and settlement of the claim.

To the extent that a third party claim for personal injury or physical property damage is based on Seller's acts or omissions in connection with its manufacture (or design if designed by Seller) of Products or Parts, or Seller's non-compliance with Buyer's design or specifications, Seller will defend at its expense and indemnify Buyer, its customers, employees, directors, contractors and affiliates for any actual or threatened claims, suits, costs (including reasonable attorney's fees), losses or damages ("Buyer's Loss") based on personal injury or physical property damage caused by such Products or Parts. Buyer shall give Seller (1) prompt written notice of the Buyer's Loss; (2) all requested information about any Buyer's Loss; (3) reasonable cooperation and assistance; and (4) sole authority to defend or settle any claim as long as (a) there is no finding or admission of any violation of any law or regulation and (b) the sole relief provided is monetary damages. Seller will keep Buyer informed of the progress of the claim and will confer with Buyer on strategies for the defense and settlement of the claim.

11. LIMITATION OF LIABILITY. In no event shall either party be liable in connection with the performance or non performance of this Agreement for indirect, incidental or

consequential damages, loss of profits, loss of use or data or interruption of business, whether such alleged damages are labeled in tort, contract, warranty or indemnity, even if the party has been advised of the possibility of such damages; and in no event shall either party's liability arising out of the performance or nonperformance of this agreement, whether arising out of contract, tort (including negligence and strict liability) exceed an amount equal to the aggregate purchase price paid by the Buyer for such Products under the agreement. The foregoing shall not apply to either party's obligation to indemnify the other in accordance with the terms of this Agreement.

12. TOOLING AND TEST EQUIPMENT

The tooling, test equipment, and other items identified in Exhibit I ("ICT Fixtures and ICT Programs") are property of Buyer. The parties agree to the following provisions.

12.1 Both Buyer and Seller agree that all ICT fixtures and programs that have been consigned by or paid for by Buyer are the property and assets of Buyer. Seller shall not assign, lease, license, pledge, loan, mortgage or otherwise part with possession or the right to posses the tools. Seller shall allow no claims, encumbrances or liens with respect to the ICT Fixtures and Programs and shall not state or imply to any third party that Seller is the owner of the fixtures and programs. Buyer reserves the right to file a UCC-1 or similar filing evidencing its ownership and prior right in the ICT Fixtures and ICT Programs, and Seller will provide reasonable cooperation to Buyer in doing so.

12.2 Seller agrees that all fixtures and programs will be used only to manufacturer Buyer's Products, unless otherwise approved in writing by the Buyer. Buyer shall provide or contract for all maintenance and calibration required for the process tooling, manufacturing tooling and test equipment supplied by Buyer. Upon termination of this Agreement Seller shall package and ship to Buyer F.O.B. Seller shipping point and at the risk and expense of Buyer, all of the process tooling, manufacturing tooling and test equipment paid for by Buyer as well as all consigned tooling and equipment supplied by Buyer.

13. DEFAULT - DUE ON DEMAND

13.1 If either party becomes insolvent, or becomes a party (other than a creditor) to any bankruptcy or receivership proceedings, either party may, with or without previous written notification to the other, declare this Agreement terminated.

13.2 If either party shall be in default with respect to any of its obligations herein, the other party may notify the defaulting party in writing specifying the nature of the default; and if such default is not cured within thirty (30) days after the receipt of such notice, the notifying party may terminate this Agreement as of the effective date of notice of termination provided to the defaulting party.

13.3 If this Agreement is terminated pursuant to this Section 13, Buyer shall forthwith pay to Seller (i) all outstanding invoices, (ii) the per unit price for all completed but unshipped

Products as of the termination, plus freight and other charges hereunder, and (iii) the cost of all Excess Materials plus a handling charge per Section 5.4.

14. LIAISON. Each party designates the person below as its Authorized Representative that the other party may contact for exchanging information concerning this Agreement. Either party may change its representative by written notice to the other.

Buyer :	Seller :
MICROS Systems, Inc	GES (Singapore) Pte Ltd.
7031 Columbia Gateway Drive	28 Marsiling Lane
Columbia, Maryland 21045-2289	Singapore 739152
Phone : 443-285-8077	Phone: 65-6360 1278
Attn : Connie Capel	Attn : Quek Pek Chuan
Title : Purchasing Manager	Title: Div Mgr – Business Development

15. NOTICE

15.1 Except as otherwise provided in this Agreement, all notices, requests, consents and the communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand (ii) sent by overnight courier or (iii) sent by certified or registered mail, return receipt requested, postage prepaid.

If to Seller:	GES (Singapore) Pte Ltd. 28 Marsiling Lane Singapore 739152	Attn : Ms Sheila Ng Phone: 65-6360 9888 Fax : 65-6799 8188
If to Buyer:	MICROS Systems, Inc. 7031 Columbia Gateway Drive Columbia, Maryland 21046-2289	Attn: Connie Capel Phone: +1-443-285-8077 Fax: +1-443-285-0379

With a copies to:

MICROS Systems, Inc., Attn: Legal Department
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289
Ph: 443-285-6000; Fax: 443-285-0466

15.2 All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

16. TERMINATION

16.1 Termination for Convenience. Upon one hundred-twenty (120) days prior written notice to either party may terminate this Agreement for any reason or no reason. Upon such termination, Seller shall continue shipment of all orders accepted prior to the date of such notice, and Buyer shall remain obligated to accept and pay for such deliveries at the agreed-upon price, and to be liable for payment for all outstanding receivables, handling charges, excess material, and inventory related to the products and all other related charges pursuant to Agreement.

16.2 Transition Assistance. Upon termination of this Agreement for any reason other than Buyer's material breach, upon Buyer's request, Seller shall assist Buyer in qualifying a replacement manufacturing source, including facilitating the transfer of inventory and work in process, providing Buyer-owned production documentation in the same form as kept by Seller, and providing such other equipment and assistance for which Buyer shall pay Seller on a "time and materials" basis at a reasonable rate. Seller shall not be responsible for selecting a replacement manufacturing source; however, Seller shall take no action nor fail to take an action that would, or reasonably could be expected to, prevent or reasonably delay or interfere with Buyer selecting and/or using a replacement manufacturing source.

17. **CONFIDENTIALITY.** The exchange of Confidential Information between Seller and Buyer will be governed by this Section 17. "Confidential Information" is any information reasonably related to this Agreement or belonging or relating to either Seller or Buyer, their respective business, affairs, activities, products or services which information is proprietary and confidential to the disclosing party. Confidential Information disclosed in documents or other tangible form must be clearly marked as confidential or reasonably recognizable as confidential at the time of disclosure. Confidential Information in oral or other intangible form must be identified (or reasonably recognizable) as confidential at the time of disclosure, to assure the receiving party's understanding with respect to its nature. Confidential Information does not include information that: (a) is or becomes public knowledge through no wrongful act of the receiving party; (b) is already known to the receiving party through no wrongful act of the receiving party; (c) is rightfully obtained by the receiving party from any third party without similar restriction and without breach of any obligation owed to the disclosing party; (d) is independently developed (as evidenced in writing) by or for the receiving party; (e) is furnished to a third party by the disclosing party without a similar restriction on the third party's rights; (f) is approved for release by written authorization of the disclosing party; or (g) is disclosed pursuant to a lawful requirement or request of a governmental agency, regulatory authority or any exchange where the securities of the receiving party are listed, provided that in the event of disclosure pursuant to a lawful requirement or a request of a governmental agency, the receiving party provides to

disclosing party with prompt notice prior to such disclosure in order to allow the disclosing party reasonable time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 17 and, in the event that such protective order or remedy is not obtained, the receiving party will furnish only that portion of the Confidential Information as is required and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information.

Each of the parties undertakes to maintain and procure the maintenance of the confidentiality of the other party's Confidential Information at all times and to keep and procure the keeping of all Confidential Information belonging to the other party secure and protected against theft, damage, loss or unauthorized access, and not at any time, whether during the term of this Agreement or at any time thereafter, without the prior written consent of the other party, directly or indirectly, use or authorize or permit the use of any of the other party's Confidential Information other than as necessary for the sole purpose of the performance of its rights and obligations hereunder, or to disclose, exploit, copy or modify any of the other party's Confidential Information, or authorize or permit any third party to do the same. Each of the parties undertakes to disclose the other party's Confidential Information only to those of its employees, agents and contractors to whom, and to the extent to which, such disclosure is necessary for the purposes contemplated under this Agreement, and to procure that such employees, agents and contractors are made aware of, and (with respect to non-employees) agree in writing to observe, the obligations contained in this Clause 17. Except as required by law or by the order of a court of competent jurisdiction or any securities, exchange or listing agency, neither party will publicize or otherwise advertise the existence of this Agreement or its terms without the prior written consent of the other party. Upon the expiration or the termination of this Agreement, either party may request the other to return or destroy all documents containing Confidential Information of that party in the other party's possession and such other party shall so comply.

18. GENERAL PROVISIONS

18.1 Entire Agreement; Amendment. This document and its Exhibits contain the entire Agreement between the parties relating to the subject matter hereof. All prior or contemporaneous agreements, written or oral, between the parties regarding the Products and services are superseded by this Agreement. This Agreement may not be modified except by written document signed by an authorized representative of each party.

18.2 Force Majeure. Neither party shall be liable for delay or defaults due to Supplier Shortages (as defined below), fire, weather, riot, strikes, acts of God, acts of the public enemy, acts of terrorism or other similar unforeseeable events or causes beyond the reasonable control and without the fault or negligence of the party incurring such delay ("Force Majeure"), provided that the party whose performance is affected by the Force Majeure event shall use commercially reasonable efforts to recommence performance promptly upon the resolution of the Force Majeure event. Seller shall develop and provide to Buyer a plan for continuing production in case of causes that would materially and substantially prevent, preclude, or limit production according to the agreed-upon schedules. The plan will address Seller's capabilities to remedy causes within

Seller's reasonable control, and, in case of causes not within Seller's reasonable control, move production to another of its plants (if any exist) or find a temporary replacement manufacturing source. As used herein, the term "Supplier Shortages" shall mean a shortage of any parts necessary to produce a Product that Seller could not reasonably have avoided if such shortage of the applicable parts can be verified independently through industry publications or other outside industry sources and Seller has provided Buyer with notice of such shortage at least two months prior to the occurrence of such shortage which shall cause Seller to miss any Committed Ship Date.

18.3 Waiver. No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing by the other party. No consent, waiver, or excuse by either party, express or implied, shall constitute a subsequent consent, waiver or excuse.

18.4 Nonassignment. Neither party shall assign this Agreement without the consent of the other party provided, however, that either party may assign this Agreement and its rights hereunder, without the consent of the other but upon notice to the other, to its parent corporation or any subsidiary or corporate affiliate of it. Consent to an assignment shall not be withheld or delayed unreasonably.

18.5 Controlling Law. This Agreement and all transactions under it shall be governed by the laws (excluding choice of law rules) of and within the State of Maryland. The parties consent to the exclusive jurisdiction and venue of the federal courts sitting in the state of Maryland for all claims or actions arising under or relating in any way to this Agreement or the relationship between the parties, whether sounding in contract, tort, or otherwise, and regardless of whether persons or entities who are not party to this Agreement are parties to such action; provided, however, that for any claims or actions for which the federal courts sitting in the state of Maryland would not have subject matter jurisdiction, the parties shall bring such claims or actions in the state courts of the State of Maryland, and consent to the exclusive jurisdiction and venue of the state courts of Maryland for all such claims or actions whether sounding in contract, tort, or otherwise, and regardless of whether persons or entities who are not party to this Agreement are parties to such action.

Notwithstanding anything in this section to the contrary, the parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity, interpretation, breach, or termination (a "Dispute"), before being submitted to a court for resolution shall be submitted to the level of management within each company with the authority to resolve the Dispute. If the Dispute is not resolved between the parties within 30 calendar days from the date of notice by either party of the existence of such Dispute (or such longer period as agreed in writing by the parties to the Dispute), then either party may refer the matter to court in accordance with this section. The foregoing shall not limit either party's ability to seek temporary or preliminary injunctive relief before the expiration of the foregoing 30-day period.

18.6 Audit. At Buyer's discretion and upon reasonable advance notice to Seller, Buyer or Buyer's designate will be given prompt access during normal business hours, either on site, or through other means specified by Buyer, to such of Seller's manufacturing, distribution, and quality control facilities and operations, and the books and records of those operations and facilities (for clarity, this excludes purely internal financial records that are not reasonably necessary to verify compliance with the terms of this Agreement) that Buyer reasonably believes are necessary to verify and audit Seller's compliance with the terms of this Agreement; provided that, if, during the term of Agreement, Seller ceases to be a majority-owned subsidiary of GES International Ltd., a Singapore corporation, then Buyer also shall have access to such of Seller's internal financial records as may be reasonably necessary to verify compliance with the terms of this Agreement. If the audit is for Buyer's sole convenience ("Convenience Audit"), the frequency will be limited to once in a twelve (12) month period. If the audit is prompted by a known or alleged violation by the Seller of this or any the audit is prompted by a known or alleged violation by the Seller of this or any other agreement with Buyer, Buyer shall have the right to audit to without limitation of frequency ("Compliance Audit"). All information reviewed of made available to Buyer as part as part of Buyer's Convenience Audit or Compliance Audit shall be deemed confidential and shall be subject to section 17.. Failure to comply with Buyer's request without good cause will be considered a repudiation of this Agreement justifying Buyer's termination of this Agreement. Buyer shall bear the expense of any audit hereunder unless the audit indicates that Seller has not substantially complied with its obligations hereunder, in which case Seller shall reimburse Buyer for the expenses of the audit.

18.7 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

18.8 Headings. All headings and captions included in this Agreement are for convenience of reference only and are not intended to affect the interpretation of any provision hereof.

18.9 Survival. The provisions of Sections 8, 9.3, 9.4, 9.5, 9.6, 10, 11, 12.2, 17, 18.5 (Payment Terms), 9 (Product Quality Standards), 10 (Warranty), 11, 18.5 [including any subsections of any of the foregoing], and Exhibit V as well as any other provisions that, by their terms, are intended to have effect after expiration or termination, will survive the expiration of the term and any termination of this Agreement. The obligations arising under Section 17 (Confidentiality) will survive for a period of five years following the expiration of or any termination of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, in one or more counterparts, on the dates set forth below:

SELLER: GES Singapore Pte Ltd.

By: ______________________

Name: Quek Pek Chuan

Title: Div Mgr – Business Development

Date: 6th November 2002

BUYER: MICROS Systems, Inc.

By: ______________________

Name: Gary C Kaufman

Title: EVP / CFO

Date: 11/11/02

EXHIBIT I

ICT Fixtures and ICT Programs

Seller shall build and maintain ICT fixtures and associated test programs for Buyer at Buyer's request upon submission of Purchase Orders. Such fixtures and programs shall remain the sole property of Buyer, if paid for by Buyer, and shall reside at Seller's location until Buyer otherwise requests. Seller shall make available to Buyer ICT equipment for the purpose of enhanced functional testing of Products.

EXHIBIT II

Standard 17 Month Warranty Exclusions:

1) Misuse of product
2) Abuse of product
3) Use of product not in accordance with instructions or specifications.

EXHIBIT III

1) Normal wear and tear associated with the operation of the product
2) Misuse of product
3) Abuse of product
4) Use of product not in accordance with instructions or specifications.

EXHIBIT IV

Correction of Alleged Non-compliant items for the duration of the warranty period

Hardware and Software Issues

If a hardware design, manufacturing, or material issue is identified by Buyer or by the Seller, the following procedure will be used toward resolution. The same procedure will also be used to resolve software issues related to the Windows CE build, board support software or device drivers.

Level 1 issue impacts a small percentage of the population or production (less than 10%) and/or is deemed to be non-critical.

Buyer will report the issue to Seller.
Seller will respond within 7 calendars days with a proposed resolution.
Buyer will verify the resolution within 7 calendar days.
Seller will provide documented fix within 7 calendar days to Buyer.

Level 2 issue – impacts significant portion of population or production (greater than 10%) and/or is deemed to be critical.

Buyer will report the issue to Seller.
Seller will respond within 3 calendars days with a proposed resolution.
Buyer will verify the resolution within 3 calendar days.
Seller will provide documented fix within 3 calendar days to Buyer.

Level 3 issue – production is halted due to issue.

Buyer will report the issue to Seller.

Seller will respond immediately, but in no event more than 48 hours later, with necessary resources to resolve problem as soon as possible.

Buyer will verify the resolution immediately upon receipt of a fix.

Seller will provide documented fix as soon as possible, but in no event more than 12 hours later.

Upon a Level 2 or 3 event, Seller will develop an Advanced Swap program to address problem units within the field. Seller will also be responsible for reimbursement of technician service fees including time of repair, travel time, and travel expenses for site visits subject to a maximum reimbursement charge of not more than US$200 per site and a charge rate of not more than US$50 per hour for labor charge (amounts to be adjusted periodically to take account of increases in US consumer price index during the term hereof). Seller shall instruct Buyer on service plan in consultation with buyer. Seller has the option of proposing an alternate service plan, which must be approved by Buyer.

EXHIBIT V

Buyer has agreed to reimburse Seller for certain non-recurring engineering ("NRE") costs associated with development of the Products. Seller has agreed to assess those costs to Buyer amortized over the first 20,000 units produced on or after the Cost Recovery Start Date (defined below); provided, however, that if Buyer does not place purchase orders with Seller for at least 20,000 units during the 18-month period commencing on the Cost Recovery Start Date, then, within 45 days after the end of that 18-month period, Buyer shall pay to Seller the remaining un-reimbursed portion of the amortized NRE costs (which shall be Seller's sole and exclusive recourse for that eventuality). A detailed list of categories or types of recoverable NRE charges is set forth in exhibit 4.2 of the development design contract executed by and between the parties on or about March 25, 2002. For purposes of calculating the 20,000 units, the parties will aggregate Buyer's purchases of units purchased from Seller during the foregoing 18-month period with Buyer's purchases of the same types of units from Eltech Electronics, Inc., which the parties acknowledge is (as of the date of this Agreement) affiliated with Seller, and which may, during the term hereof, be producing the same or similar types of units for Buyer as Seller will be producing hereunder.

The Cost Recovery Start Date is defined as the later of (A) the date upon which Buyer receives from Seller, pursuant to a previously-submitted purchase order from Buyer, the first units that have passed all acceptance and other testing and that are being delivered to Buyer for general resale to Buyer's customers (and not primarily for any testing, demonstration, training, or other purposes), or (B) the date which Buyer generally announces to its dealer/distributors and customers that the Products are generally available for purchase. Within 30 days before or within 5 business days after submission of the aforementioned purchase order, and in any event before shipment of the first units under that purchase order, Seller shall advise Buyer of the actual total NRE costs to be amortized over the first 20,000 units as described herein. If Buyer disputes the actual total NRE costs to be assessed hereunder, then the Authorized Representatives of each party shall confer and attempt in good faith to resolve the dispute. If reasonably unable to resolve the dispute amicably within 10 business days of Buyer's receipt of Seller's actual total NRE cost figure, the parties shall submit the dispute to arbitration.

An arbitrable dispute hereunder will be resolved before a single arbitrator selected jointly by the parties (or, if the parties are unable to agree, by the American Arbitration Association) in accordance with the Commercial Dispute Resolution Procedures (and, to the maximum extent applicable, the Expedited Procedures contained therein) of the American Arbitration Association. There shall be no discovery unless permitted by the arbitrator, except that, at least 10 business days before the hearing. Seller shall provide Buyer with all documentation supporting or explaining its determination of the actual total NRE costs. The arbitrator shall set a hearing no later than thirty days after his or her appointment, which hearing shall not exceed one day in length. No later than seven days following the hearing, each party shall submit a proposed resolution of the dispute, specifying in detail the relief requested. The arbitrator shall select either the proposal submitted by one party or the proposal submitted by the other party, and shall have no power to order any other resolution of the matter. The arbitrator's decision shall be in writing but need not specify the grounds for decision. Each party may proceed with counsel of its own choosing, but a party need not be represented by counsel to proceed in an arbitration hereunder. The arbitrator's decision shall be final and binding upon the parties and neither party shall appeal or otherwise contest it except as permitted by applicable law. In rendering his or her decision, the arbitrator shall be bound by the terms of this Agreement, and all applicable laws governing this Agreement and the dispute, and shall have no power to act ex aequo et bono.